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                                                                    Exhibit 99.1
                                                                      (Form S-8)

                                  BAYLAKE CORP.
                             1993 STOCK OPTION PLAN,
                        AS AMENDED, THROUGH JULY 31, 1998


I.       INTRODUCTION

         1.01 Purpose. This plan shall be known as Baylake Corp. 1993 Stock Option Plan (the "Plan"). The purpose of the Plan is to provide incentive for key employees of Baylake Corp. and any present or future subsidiary to improve corporate performance on a long-term basis, and to attract and retain key employees.

         1.02 Effective Date. The effective date of the Plan shall be April 20, 1993, subject to approval of the Plan by the shareholders at the 1993 annual meeting. Options may be granted prior to such shareholder approval, but may not become exercisable until such shareholder approval is obtained.

II.      PLAN DEFINITIONS

         2.01 Definitions. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

         (a) "Board" shall mean the Board of Directors of the Company.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (c) "Committee" shall mean the Compensation Committee of the Board, as described in Section 4.01.

         (d) "Company" shall mean Baylake Corp., a Wisconsin corporation.

         (e) "Company Stock" shall mean the Common Stock of the Company and such other stock and securities as may be substituted therefor pursuant to Section 3.02.

         (f) "Eligible Employee" shall mean any regular salaried employee of the Company or a Subsidiary who satisfies all of the requirements of Section 5.01.

         (g) "Fair Market Value" on any date shall mean, with respect to Company Stock, the closing bid price quoted in the NASDAQ National Market System, or as obtained from a bona fide market maker in such shares.



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         (h) "Grantee" shall mean any person who has been granted a stock option, under the Plan.

         (i) "Option Period" shall mean the period of time provided pursuant to
Section 6.04 within which a stock option may be exercised.

         (j) "Subsidiary" shall mean any corporation now or hereafter in existence in which the Company owns, directly or indirectly, a voting stock interest of more than fifty percent (50%).

III.  SHARES SUBJECT TO OPTION

         3.01 Available Shares. The total number of shares of Company Stock that may be issued under the Plan to Eligible Employees shall not exceed Six Hundred Thousand (600,000) shares [reflects subsequent amendment, and automatic increases due to subsequent stock splits]. Shares subject to and not issued under an option which expires, terminates or is cancelled for any reason under the Plan shall become available for the granting of options.

         3.02 Changes in the Number or Kind of Available Shares. If any stock dividend is declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the aggregate number and kind of shares which may thereafter be offered under the Plan shall be proportionately and appropriately adjusted and the number and kind of shares then subject to options granted to employees under the Plan and the per share option price therefor shall be proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor.

IV.      ADMINISTRATION

         4.01 Administration by the Committee. The Plan shall be administered by a Committee designated by the Board to administer the Plan and shall initially consist of the non-employee members of the Compensation Committee of the Board. Vacancies shall be filled in the same manner as original appointments. The Committee shall be constituted so as to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule). A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a vote at a meeting, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.

         4.02 Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend or renew any option theretofore granted. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee



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may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

         Subject to the provisions of the Plan, the Committee shall have full and final authority, among other things, to:

         (a)  designate the persons to whom options shall be granted;

         (b) grant options in such form and amount as the Committee shall determine; and

         (c) impose such limitations, restrictions and conditions upon any such option as the Committee shall deem appropriate.

         (d) accelerate the exercise date of any options previously granted under the Plan.

V.       PARTICIPATION

         5.01 Eligibility. Key employees of the Company and its Subsidiaries (including officers and employees who may be members of the Board) who, in the sole opinion of the Committee, contribute significantly to the growth and success of the Company or a Subsidiary shall be eligible for options to purchase Company Stock under the Plan. From among all such Eligible Employees, the Committee shall determine from time to time those Eligible Employees to whom options shall be granted. No Eligible Employee shall have any right whatsoever to receive options unless so determined by the Committee.

         5.02 No Employment Rights. The Plan shall not be construed as conferring any rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or any Subsidiary to terminate the employment of any person or to take any other action affecting such person.

VI.      STOCK OPTIONS

         6.01 General. Stock options granted under the Plan may be in the form of incentive stock options (within the meaning of the Code) or nonqualified stock options. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article VI, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case.

         6.02 Option Price. The price at which each share of Company Stock covered by an option may be purchased shall be determined in each case by the Committee and set forth in each stock option agreement. Such price shall not be less than $18.67 per share for options granted prior to April 30, 1993 and thereafter shall not be less than one hundred percent (100%) of the Fair Market Value of the Company Stock at the time the option is granted. Employees who own, directly or



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indirectly, within the meaning of Code Section 425(d), more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporation shall not be eligible to receive an incentive stock option hereunder unless the purchase price per share under such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of 5 years from the date such option is granted.

         6.03 Date Option Granted. For purposes of the Plan, a stock option shall be considered as having been granted on the date on which the Committee authorized the grant of the option, except where the Committee has designated a later date, in which event the later date shall constitute the date of grant of the option; provided, however, that in either case notice of the grant of the option shall be given to the employee within a reasonable time.

         6.04 Period for Exercise. Each stock option agreement shall state the period or periods of time within which the option may be exercised by the Grantee, in whole or in part, which shall be the period or periods of time as may be determined by the Committee, provided that:

         (a) No option or portion thereof granted under this Plan may be exercised until at least six months have elapsed from the later of (i) the date of grant (except in the case of death or disability), or (ii) the date of shareholder approval of the Plan,

         (b) No Option Period for an option may exceed ten (10) years from the date the option is granted, and

         (c) No option may be treated as an incentive stock option unless the Grantee exercises the option while employed by the Company or a Subsidiary or within three months after termination of employment, or if termination is caused by death or disability, within one year after such termination.

         6.05 Special Rule for Incentive Stock Options. For so long as Section 422 (or any successor provision) of the Code so provides, the aggregate Fair Market Value (determined as of the date the incentive stock option is granted) of the number of shares with respect to which incentive stock options are exercisable for the first time by a Grantee during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000) or such other limit as may be required by the Code.

VII.      EXERCISE OF OPTIONS

         7.01 Method of Exercise. Subject to Section 6.04, each option may be exercised in whole or in part from time to time as specified in the stock option agreement. Each Grantee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the purchase price therefor. The purchase price may be paid in cash, by check, or, with the approval of the Committee, by delivering shares of Company Stock which have been beneficially owned by the Grantee, the Grantee's spouse, or both of them for a period of at least six months prior to the time of exercise ("Delivered Stock") or a



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combination of cash and Delivered Stock. Delivered Stock shall be valued at its
Fair Market Value determined as of the date of exercise of the option. No Grantee shall be under any obligation to exercise any option hereunder.

         7.02 Withholding Taxes. Pursuant to applicable federal and state laws, the Company may be required to collect withholding taxes upon the exercise of an option. The Company may require, as a condition to the exercise of an option, that Grantee concurrently pay to the Company the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise, in such amount as the Company in its discretion may determine. In lieu of part or all of any such payment, with the approval of the Committee, the Grantee may elect to pay such amount with Delivered Stock or to have the Company withhold from the shares to be issued upon exercise of the option that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

         7.03 Extraordinary Corporate Action. Subject to any required action by the shareholders of the Company, in the event of any recapitalization merger, consolidation, exchange of shares, spin-off, reorganization, tender offer, liquidation or other extraordinary corporate action or event, the Committee, in its sole discretion, shall have the power, prior or subsequent to such action or event to:

         (a) appropriately adjust the number of shares of Company Stock subject to each stock option, the exercise price per share of Company Stock, and the consideration to be given or received by the Company upon the exercise of any outstanding option;

         (b) cancel any or all previously granted options, provided that appropriate consideration is paid to the optionee in connection therewith; and/or

         (c) make such other adjustments in connection with the Plan as the Committee, in its sole discretion, deems necessary, desirable, appropriate or advisable; provided, however, that no action shall be taken by the Committee which would cause Incentive Stock Options granted pursuant to the Plan to fail to meet the requirements of Section 422 of the Code.

VIII.  GENERAL

         8.01 Nontransferability. No option granted under the Plan shall be transferable or assignable by the Grantee except by last will and testament or the laws of descent and distribution. During the Grantee's lifetime, options shall be exercisable only by the Grantee or by the Grantee's guardian or legal representative.

         8.02 General Restriction. Each option shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of,



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or in connection with, the granting of such option or the issue or purchase of securities thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

         8.03 No Rights as Stockholder. The holder of an option shall not have any rights of a stockholder with respect to the shares subject to the option until such shares shall have been delivered to him or her.

         8.04 Expiration and Termination of the Plan. Options may be granted under the Plan at any time, and from time to time, prior to April 19, 2003, the date on which the Plan will expire, except as to options then outstanding under the Plan, which options shall remain in effect until they have been exercised or have expired. The Plan may be abandoned or terminated at any time by the Board of Directors of the Company, except with respect to any options then outstanding under the Plan.

         8.05 Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Grantee's consent any option theretofore granted under the Plan or deprive any Grantee of any shares of Company Stock which he or she may have acquired through or as a result of the Plan or (b) be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3.

         8.06 Construction. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.